Exhibit 10.6

HOMESTREET, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

This nonqualified Deferred Compensation Plan (the “Plan”) for eligible management or highly-compensated employees of HomeStreet, Inc., HomeStreet Bank, and HomeStreet Capital Corporation (all of which are referred to hereinafter as the “Employer”) is designed to permit eligible management or highly-compensated employees of the Employer to elect to defer all or a portion of their bonuses, commissions, and other variable pay (excluding draws) that would be earned in a calendar year, provided that election is made in accordance with the terms of this Plan.

ARTICLE II

DEFINITIONS

2.1 Administrator. “Administrator” of the Plan means the Controller of HomeStreet, Inc. and HomeStreet Bank.

2.2 Board. “Board” means the Board of Directors of HomeStreet, Inc.

2.3 Committee. “Committee” means the Human Resource and Corporate Governance Committee appointed by the HomeStreet Bank Board.

2.4 Effective Date. The “Effective Date” of this amended and restated Plan is January 1, 2005. The original effective date of this Plan is February 1, 2004. This Plan document supersedes any previously adopted Plan document and is intended to comply with Internal Revenue Code Section 409A and applicable IRS and Treasury guidance and regulations.

2.5 Eligible Employee. “Eligible Employee” means an employee who is selected by the Committee from among the group of management or highly compensated employees of the Employer.

2.6 Participant. “Participant” means any Eligible Employee.

2.7 Plan. “Plan” means the HomeStreet, Inc. Executive Deferred Compensation Plan as contained in this document, and as amended from time to time, plus any administrative rules or regulations adopted by the Controller.

2.8 Plan Year. “Plan Year” of this amended and restated Plan means the calendar year.

ARTICLE III

DEFERRED COMPENSATION

3.1 Elective Deferrals. Annually during the month of December, an Eligible Employee may irrevocably elect in writing on a form provided by the Employer to defer all or a portion of his or her annual bonus, commissions and other variable pay (excluding draws) that would otherwise be earned in the following Plan Year. Notwithstanding the preceding sentence, if the Eligible Employee’s annual bonus, commissions, and other variable pay (excluding draws) for a Plan Year performance period is performance-based compensation, then the Eligible Employee may irrevocably elect by June 30 of that Plan Year performance period in writing on a form provided by the Employer to defer all or a portion of his or her annual bonus, commissions, and other variable pay (excluding draws) that is performance-based compensation for that Plan Year performance period.

For purposes of this Section 3.1, performance-based compensation means compensation that is contingent (either as to the amount or the entitlement to receipt) on the satisfaction of pre-established organizational or individual performance goals that relate to a Plan Year performance period of at least 12 consecutive months. An Eligible Employee’s initial deferral election for a Plan Year performance period may be made for performance-based compensation by the date six months before the end of the performance period (June 30), if (i) the Eligible Employee performs services continuously from the later of the date the performance period starts (January 1) or the date the performance criteria for that Plan Year performance period are established through the date the initial deferral election for that Plan Year performance period is made, and (ii) no election to defer performance-based compensation is made after the compensation is substantially certain to be paid.

Organizational or individual performance criteria are considered preestablished if they are established in writing by not later than 90 days after the commencement of the Plan Year performance period to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.

If bonuses, commissions, and other variable pay (excluding draws) are performance-based compensation, Eligible Employees may elect in writing by June 30 of each Plan Year performance period to defer a percentage or a specified dollar amount of their bonuses, commissions and other variable pay (excluding draws) for that Plan Year performance period that would otherwise be paid in the next Plan Year. In that case, an Eligible Employee may elect that the percentage of bonuses, commissions, and other variable pay (excluding draws) to be deferred will be based on bonuses, commissions, and variable pay that exceed a specified dollar amount. For example, an Eligible Employee may elect by June 30, 2008 to defer 50% of the sum of his or her bonuses, commissions, and other variable pay that constitute performance-based compensation for the 2008 Plan Year performance period and that exceed $20,000.

Any long-term incentive compensation paid in stock or any other compensation paid in stock may not be deferred. The amount to be deferred by an Eligible Employee for a Plan Year performance period must be at least the lesser of $2,500 or 5% of the Eligible Employee’s total annual bonus, commissions, and other variable pay (excluding draws) for that Plan Year performance period.

Notwithstanding any language in this Paragraph 3.1 to the contrary, an Eligible Employee who first becomes eligible to participate in the Plan on a date after January 1 may elect to defer receipt of all or a portion of his or her annual bonuses, commissions, and other variable pay (excluding draws) for services to be performed subsequent to his or her deferral election in the remainder of the initial Plan Year of eligibility. That election must be made in writing within thirty (30) days after the Eligible Employee becomes eligible to participate in this Plan, and shall be irrevocable as to any annual bonuses, commissions, and other variable pay (excluding draws) for services to be performed subsequent to his or her deferral election in the remainder of that Plan Year.

3.2 Employer Contributions. The Employer shall make an Employer contribution to the Plan on behalf of senior management committee members for each calendar year beginning with 2004. The amount of that Employer contribution shall be equal to the additional Employer contributions (Employer discretionary profit sharing contributions, Employer discretionary matching contributions, and ESOP contributions) that would have been made to the HomeStreet, Inc. 401(k) Savings and Employee Stock Ownership Plan (“401(k) and ESOP”) based on senior management committee members’ Compensation that was not deferred under the Executive Deferred Compensation Plan (as Compensation is defined for purposes of each type of contribution under the 401 (k) and ESOP) if (a) the Internal Revenue Code Section 401(a)(17) compensation dollar limit did not apply to the 401(k) and ESOP, and (b) the Internal Revenue Code Section 415 annual addition limit did not apply to reduce such Employer contributions to the 401(k) and ESOP, plus (c) a deemed rate of earnings on the amount by which such Employer contributions to the 401 (k) and ESOP were required to be reduced to meet the Internal Revenue Code Section 415 annual addition limit, with that deemed earnings rate determined by the Committee in its discretion.

3.3 Initial Election As To Time and Form of Payment. A Participant’s written deferral election for a particular Plan Year must also include the Participant’s initial written election of the time and form of payment of his or her Plan deferrals for that Plan Year, adjusted to reflect the applicable deemed earnings on such deferrals, as described in Article IV below. A Participant who may be entitled to an Employer contribution under Paragraph 3.2 above for a particular Plan Year must make an initial written election of the time and form of payment of the Employer contribution for that Plan Year by December 31 of the calendar year preceding that Plan Year.

3.4 December 31, 2008 Election Deadline. Notwithstanding any provision of this Plan to the contrary, an individual who is an Eligible Employee may make his or her initial elections as to the time and form of payment of his Plan benefits that were deferred for each Plan Year prior to 2009 and that were not otherwise payable by the Plan to the Participant in those Plan Years, if those initial time and form of payment elections are made by December 31, 2008.

ARTICLE IV

FORM AND TIME OF BENEFIT PAYMENT

4.1 Initial Election of Form and Time of Payment. A Participant’s Plan benefits shall be 100% vested and nonforfeitable at all times. A Participant (or if a Participant dies before payments commence, a deceased Participant’s beneficiary) shall commence to receive a distribution of his or her Plan deferrals for a particular Plan Year, adjusted to reflect the applicable deemed earnings on such deferrals, upon the occurrence of the earliest of (1) a future date specified by the Participant in his or her deferral election for that Plan Year, (2) the

Participant’s death, (3) the Participant’s Permanent Disability as defined in Paragraph 9.7, (4) the Participant’s retirement on or after age 65, or (5) the Participant’s termination of employment. A Participant who may be entitled to an Employer contribution under Paragraph 3.2 above for a particular Plan Year must make an initial written election of the time of payment of the Employer contribution for that Plan Year within the time described in Paragraph 3.3 above, and that time of payment must be the earliest of (1) a future date specified by the Participant in his or her election of the time of payment for Employer contributions for that Plan Year, or (2) the Participant’s death, (3) the Participant’s Permanent Disability as defined in Paragraph 9.7, (4) the Participant’s retirement on or after age 65, or (5) the Participant’s termination of employment.

At the time the Participant’s initial time of payment election is made for a particular Plan Year, the Participant must also elect in writing to receive the Participant’s deferrals or Employer contributions for a particular Plan Year in the form of:

a.	a single lump sum payment, or

b.	annual installment payments over a period of years, but not more than (10) years.

4.2 Election to Change Form of Payment. A Participant who initially elects a form of payment for a particular Plan Year’s deferrals or Employer contributions may later elect to change the form of payment the Participant previously elected for those deferrals or Employer contributions to another form of permitted payment (for example, from a lump sum to installments payable over a period of up to 10 years, or vice versa), as long as (1) that new election is made at least 12 months prior to the earlier of (a) the specified payment date previously elected by the Participant for payment of that particular Plan Year’s deferrals or Employer contributions or (b) the date the Participant retires or terminates employment, (2) the distribution date is changed to a date at least five years after the earlier of (a) the applicable specified date previously elected by the Participant for payment of those deferrals or Employer contributions or (b) the date the Participant retired or terminated employment, and (3) the election change does not take effect for at least 12 months after it is made in writing and delivered to the Plan Administrator.

4.3 Election to Change Time of Payment. A Participant who initially elects the time of payment for a particular Plan Year’s deferrals or Employer contributions may later elect to change the time of payment the Participant previously elected for those deferrals or Employer contributions to the earliest of a new future date specified by the Participant, the Participant’s death or Permanent Disability, or the date the Participant retires or terminates employment, as long as (1) that new election is made at least 12 months prior to the earlier of (a) the specified payment date previously elected by the Participant for payment of that particular Plan Year’s deferrals or Employer contributions or (b) the date the Participant retires or terminates employment, (2) the distribution date is changed to a date at least five years after the earlier of (a) the applicable specified date previously elected by the Participant for payment of those deferrals or Employer contributions or (b) the date the Participant retired or terminated employment, and (3) the election change does not take effect for at least 12 months after it is made in writing and delivered to the Plan Administrator.

4.4 Participant’s Death or Permanent Disability. The five year deferral in the payment date does not apply in the case of the Participant’s death or Permanent Disability. Payment will commence at the time of the Participant’s death or Permanent Disability if payment of the Participant’s Plan deferrals or Employer contributions for a particular Plan Year has not begun at the time of the Participant’s death or Permanent Disability. Notwithstanding the foregoing, if a Participant is receiving installment payments and dies before all installments have been paid, the Participant’s beneficiary shall be paid the Participant’s remaining installment payments.

4.5 No Initial Election of Form of Payment. If a Participant makes no initial election of the form of payment for a particular Plan Year’s deferrals or Employer contributions, then the Participant’s deferrals for that Plan Year, adjusted to reflect deemed earnings, shall be paid in a lump sum at the time payable under this Plan.

4.6 Payment Commencement Date. Payments from the Plan shall commence no later than 60 days following the applicable distribution date as provided in this Article IV, and a Participant shall not be permitted, directly of indirectly, to designate the tax year of any payment.

ARTICLE V

EARNINGS CREDITED

The Plan will establish and maintain separate Employer recordkeeping accounts for each Participant’s deferrals or Employer contributions for a particular Plan Year. Such accounts shall be credited with a deemed earnings rate to be determined by the Committee and communicated to the Participants. The Committee may amend that deemed earnings rate prospectively in its discretion, and shall communicate to Plan Participants any change in that deemed earnings rate.

ARTICLE VI

BENEFICIARIES

6.1 Designation. Any amount due to a Participant which is unpaid upon his or her death shall be paid to the beneficiary designated by him or her on a form provided by the Administrator and filed with the Administrator. The designated beneficiary may be changed from time to time by filing a new beneficiary designation with the Administrator. The designation last filed will control.

6.2 Failure to Designate a Beneficiary. If a Participant fails to designate a beneficiary or if the person or persons designated on the beneficiary designation predecease the Participant and the beneficiary designation form does not indicate who receives the amount due, the amount owing shall be paid to the following in the order named:

a.	Surviving spouse;

b.	Surviving descendants, per stirpes;

c.	Surviving parents in equal shares;

d.	Surviving brothers and sisters, in equal shares, provided that the share of a sibling who is then deceased shall be paid to his or her then living descendants, per stirpes; and

e.	Executors or administrators.

6.3 Payment to a Beneficiary. Payment of a Participant’s Plan benefits to the beneficiary of a deceased Participant shall be made in accordance with Article IV.

ARTICLE VII

ADMINISTRATION

The Controller is the Administrator of this Plan. The construction and interpretation by the Administrator of any provision of this Plan shall be final, conclusive and binding upon all parties. The Administrator shall have the power and authority in its sole discretion to adopt, interpret, alter, amend or revoke rules and regulations necessary to assist it in the administration of the Plan, and to delegate ministerial duties and employ such outside professionals as may be required for prudent administration of the Plan. Expenses of Plan administration shall be paid by the Employer.

Social Security (“FICA”) taxes are due on the Participant’s deferrals, including any Employer contributions, at the time of such deferrals or contributions. The Employer shall withhold applicable FICA taxes at the appropriate times from the Participant’s non-deferred compensation.

All amounts payable to a Participant hereunder may be reduced by any federal and state income taxes imposed upon the Participant or his or her beneficiary, which are required to be withheld from such payments.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment. The Board of Directors of HomeStreet, Inc. shall have the right to amend the Plan at any time and from time to time, in whole or in part. The Board of Directors of HomeStreet, Inc. hereby delegates to the Committee the right to amend the Plan. Any amendment adopted by the Committee pursuant to this delegated authority shall be reported to the Board of Directors within two and one-half (2 1/2) months after the close of the Plan Year of adoption. The Board or the Committee shall notify each Participant in writing of any Plan amendment.

8.2 Termination. Although the Board of Directors of HomeStreet, Inc. has established this Plan with a bona fide intention and expectation to maintain the Plan indefinitely, the Board of Directors of HomeStreet, Inc. may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all deferrals and Employer contributions shall cease. No amendment or Plan termination shall adversely affect the rights of any Participant to his or her deferred compensation under the Plan which has accrued prior to the date of such amendment or Plan termination, adjusted to reflect the applicable deemed earnings on such deferrals. If the Plan is terminated, Participants’ past deferrals and Employer contributions, credited with earnings as described in Article V, shall be paid at the time and in the form described above in Articles III and IV.

ARTICLE IX

MISCELLANEOUS

9.1 Representations. The Employer does not represent or guarantee that any particular federal or state income, payroll, or personal property or other tax consequence will result from participation in the Plan. A Participant should consult with his or her tax advisor to determine the tax consequences of his or her participation.

9.2 Limitation of Rights; Employment Relationship. Nothing contained herein shall be construed as giving a Participant or other person any legal or equitable right against the Employer except as provided in the Plan, or create a right in the Participant to remain under contract with the Employer, nor will it interfere with the right of the Employer to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

9.3 Assignment. No amounts deferred hereunder shall be assignable in whole or in part, either by voluntary or involuntary act or operation of law. Rights hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, and such rights may not be subject to the debts, contracts, liabilities, engagements or torts of the Participant or his or her beneficiary.

9.4 Unsecured Benefit. The unpaid balance of any account maintained pursuant to this Plan is an unsecured, general obligation of the Employer. All amounts deferred hereunder remain the unrestricted assets of the Employer. Any assets purchased shall remain the sole property of the Employer subject to the claims of its general creditors and shall be available for the Employer’s use for whatever purpose desired. No Participant hereunder shall have any right other than the unsecured promise of the Employer to pay deferred compensation in the future.

No Participant has ownership rights with respect to any asset of the Employer by reason of his or her participation in this Plan.

9.5 Severability. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

9.6 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of Washington. Venue shall also be in the State of Washington.

9.7 Definition of Permanent Disability. “Permanent Disability,” for purposes of this Plan, means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

ARTICLE X

CLAIMS PROCEDURE

If a Participant disagrees with the information or computations in connection with any benefits paid pursuant to Article IV, or the Plan Administrator fails to make payments to which the Participant believes he or she is entitled under the terms of this Plan, the Participant may make a claim to the Plan Administrator. A claim must be in the form of a letter stating the basis of the disagreement and include all relevant facts and information. The Participant shall be advised of the acceptance or rejection of a claim within ninety (90) days after the claim is received, unless special circumstances require an extension of time for processing the claim. If the Plan Administrator requires an extension, written notice of the extension stating the special circumstances requiring the extension of time and the date by which the Plan Administrator will make a final decision shall be furnished to the Participant prior to the end of the initial ninety (90) day period. The extension may not exceed an additional period of ninety (90) days.

If the claim is denied, the Plan Administrator shall state in detail:

1.	the specific reasons for the denial;

2.	the specific Plan provisions upon which the denial is based;

3.	any additional material or information which the Participant may provide which would entitle the Participant to the benefits claimed; and

4.	an explanation of why such material or information is necessary.

The notice of denial must also explain the steps to be taken if the Participant or a beneficiary wishes to submit a claim for review. If notice of denial of the initial claim is not furnished within the time period allowed above, the claim shall be deemed denied and the Participant may proceed to request a review of the denied claim.

A claim for review by the Plan Administrator must be submitted within sixty (60) days after the date the initial claim is denied. A request for review of a denied claim must include a statement of the reasons the claim should be allowed. The Participant or an authorized representative may examine any documents the Plan Administrator has in its files and will use in reaching a decision, and may also submit additional written comments to the Plan Administrator which support the claim.

The Plan Administrator shall advise the Participant or beneficiary of its decision in writing within sixty (60) days following receipt of the request for review, unless special circumstances require an extension of time for processing. If the Plan Administrator requires an extension, written notice of the extension stating the special circumstances requiring the extension of time and the date by which the Plan Administrator will make a final decision shall be furnished to the Participant prior to the end of the initial sixty (60) day period. The extension may not exceed an additional period of ninety (90) days.

The Plan Administrator’s decision on review shall be in writing and include specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based. The decision of the Plan Administrator is final and subject to no further appeal or review.

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed by its duly authorized representatives this 19th day of December, 2008.

HOMESTREET, INC.
By	/s/ Bruce W. Williams
Its CEO

HOMESTREET BANK
By	/s/ Joan Enticknap
Its President

HOMESTREET CAPITAL CORPORATION
By	/s/ Debra L. Johnson
Its CFO